EXHIBIT 10.47

FIRST AMENDMENT TO, AND CONSENT AND WAIVER UNDER,

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO, AND CONSENT AND WAIVER UNDER, LOAN AND SECURITY AGREEMENT (this “First Amendment”) is made and entered into as of April 28, 2003, by and among Mercator Software, Inc., a Delaware corporation (“Parent”), Mercator Software Limited, a company incorporated under the laws of England and Wales (“Mercator UK,” and, collectively with Parent, the “Borrowers”), and Foothill Capital Corporation, a California corporation, in its capacity as the sole Lender under the Loan Agreement referenced below and its capacity as the administrative agent (the “Agent”) for such sole Lender.

WITNESSETH:

WHEREAS, the Borrowers, the Lenders and the Agent are parties to that certain Loan and Security Agreement, dated as of December 24, 2002 (as amended, supplemented or modified to date, the “Loan Agreement”), among the Borrowers, the Agent and the Lenders listed on the signature pages thereof;

WHEREAS, pursuant to Section 6.17 of the Loan Agreement (in conjunction with Section 2.7 of the Loan Agreement), the Borrowers were required to enter into Cash Management Agreements and Control Agreements, in each case in form and substance satisfactory to Agent in its Permitted Discretion (the “Section 6.17 Agreements”), on or prior to the earlier of (i) January 31, 2003 and (ii) the first date that Lenders make an Advance to Borrowers pursuant to Section 2.1 of the Loan Agreement;

WHEREAS, as of March 17, 2003, the Borrowers had not yet entered into all such Section 6.17 Agreements and, accordingly, a default existed with respect to the provisions of Section 6.17 of the Loan Agreement (the “Applicable Default”);

WHEREAS, pursuant to a Waiver dated as of March 17, 2003, the Agent agreed, subject to the terms and conditions therein, to waive the Applicable Default until April 30, 2003 (the “Initial Extended Date”);

WHEREAS, the Borrowers have not yet entered into all such Section 6.17 Agreements, and the Borrowers have requested, and the Agent has agreed, subject to the terms and conditions herein, to extend the Initial Extended Date and waive the Applicable Default until June 2, 2003 (the “Revised Extended Date”);

WHEREAS, the Borrowers, the Lenders and the Agent wish to address the status of certain real property (and related personal property) located in Illinois; and

WHEREAS, the Borrowers, the Lenders and the Agent wish to amend the Loan Agreement as herein provided;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:

Section	1. Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Section	2. Waiver. Subject to the terms and conditions herein, the Agent and the Required Lenders hereby waive the Applicable Default so long as the Borrowers enter into all Section 6.17 Agreements on or before the Revised Extended Date; provided, that, notwithstanding such waiver, the Lenders shall have no obligation to make any Advances to the Borrowers pursuant to Section 2.1 of the Loan Agreement until the Borrowers have entered into all Section 6.17 Agreements.

Section	3. Consent Relating to Illinois Property. Subject to the terms and conditions contained herein, the Agent and the Required Lenders hereby: (a) consent to the sublease (the “Sublease”) by the Borrowers (as sublessor) of certain premises (including improvements and certain equipment therein located) located at 3000 Lakeside Drive, Suite 300N, Bannockburn, IL 60015, including the right of the sublessee to retain said equipment upon expiration of said sublease; provided that the Agent shall have received and be satisfied, in its sole discretion, with the Sublease; and (b) consent to the lease (the “Lease”) by the Borrowers (as lessee) of certain premises located at 10 N. Martingdale Road, 4th Floor, Schaumburg, IL 60173; provided that (i) the Agent shall have received and be satisfied, in its sole discretion, with the Lease and (ii) the Borrowers shall deliver a Collateral Access Agreement relating thereto on or before June 30, 2003.

Section	4. Amendments to Loan Agreement. The Loan Agreement is hereby amended, effective as of the date this First Amendment becomes effective in accordance with Section 6 hereof, as follows:

4.01    Amendments to Section 1.1.

(a)    The definition of EBITDA is hereby amended by deleting it in its entirety and inserting the following in replacement thereof:

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains (as defined under GAAP), plus interest expense, income taxes, depreciation and amortization, and Non-Cash Charges.

(b)    The following additional definition shall be inserted in Section 1.1 of the Loan Agreement in alphabetical order:

“Non-Cash Charges” mean, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated (a) non-cash charges attributable to stock options granted pursuant to a plan approved by the Board of Directors for such period, as determined in accordance with GAAP; (b) non-cash charges related to foreign currency fluctuations on intercompany balances and transactions; (c) non-cash restructuring charges; (d) subject to compliance with Section 6.21, restructuring charges incurred in the second quarter of fiscal year 2003 specifically in relation to the Real Property located at City Tower, 40 Basinghall Street, London, EC2V 5DE, England and 10 Westport Road, Wilton, CT 06897; (e) subject to compliance with Section 6.21, all other real estate-related restructuring charges in an amount not to exceed $500,000 in any fiscal year; and (f) non-cash charges related to impairment charges for fixed assets and intangibles (to the extent that such charges are not already included as “amortization” under the definition of EBITDA).

4.02    Amendments to Article 6.    The following sections shall be added at the end of Article 6:

“6.21    Supporting Documentation for Restructuring Charges.    Borrowers shall provide to Agent supporting documentation reasonably satisfactory to Agent with respect to any real estate-related restructuring charges that would be covered by clause (d) or (e) of the definition of Non-Cash Charges. Agent shall confirm to Borrowers whether or not any such supporting documentation is satisfactory to Agent within seven (7) Business Days after Agent receives any such supporting documentation.”

“6.22    Collateral Access Agreement.    On or before June 30, 2003, Borrowers shall deliver a Collateral Access Agreement relating to the lease by the Borrowers (as lessee) of certain premises located at 10 N. Martingdale Road, 4th Floor, Schaumburg, IL 60173.”

4.03    Schedule 5.5.    Schedule 5.5 to the Loan Agreement is hereby amended to include the premises located at 10 N. Martingdale Road, 4th Floor, Schaumburg, IL 60173 as a location of Inventory and Equipment.

Section	5. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this First Amendment, each Borrower hereby represents and warrants that:

5.01    No Default.    At and as of the date of this First Amendment and at and as of the Effective Date: (x) prior to giving effect to this First Amendment, no Default or Event of Default exists except with regard to the Applicable Default and other matters specifically referenced in this First Amendment and (y) after giving effect to this First Amendment, no Default or Event of Default exists.

5.02    Representations and Warranties True and Correct.    At and as of the date of this First Amendment and at and as of the Effective Date and both prior to and after giving effect to this First Amendment, each of the representations and warranties contained in the Loan Agreement and the other Loan Documents is true and correct in all material respects, except as described in Section 5.01.

5.03    Corporate Power, Etc.    Such Borrower (a) has all requisite corporate power and authority to execute and deliver this First Amendment and to consummate the transactions contemplated hereby and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this First Amendment and the consummation of the transactions contemplated hereby.

5.04    No Conflict.    The execution, delivery and performance by such Borrower of this First Amendment will not (i) violate any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Borrower, other than Permitted Liens, or (iv) require any unobtained approval of such Borrower’s interestholders or any unobtained approval or consent of any Person under any material contractual obligation of such Borrower.

5.05    Binding Effect.    This First Amendment has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.    Conditions.    This First Amendment shall be effective as of April 28, 2003 (the “Effective Date”) upon the fulfillment by the Borrowers, in a manner satisfactory to the Agent and the Lenders, of all of the following conditions precedent set forth in this Section 6:

6.01    Execution of the First Amendment.    Each of the parties hereto shall have executed and delivered an original counterpart of this First Amendment.

6.02    Delivery of Other Documents.    The Agent shall have received all such instruments, documents and agreements as the Agent may reasonably request, in form and substance reasonably satisfactory to the Agent.

6.03    Representations and Warranties.    As of the Effective Date, the representations and warranties set forth in Section 5 hereof shall be true and correct.

6.04    Compliance with Terms.    The Borrowers shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by the Borrowers in connection herewith.

Section 7.    Covenants.    Each Borrower covenants and agrees that on or before the Revised Extended Date, the Borrowers shall have entered into the Section 6.17 Agreements.

Section	8. Miscellaneous.

8.01    Continuing Effect.    Except as specifically provided herein, the Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

8.02    No Waiver.    This First Amendment is limited as specified and the execution, delivery and effectiveness of this First Amendment shall not operate as a modification, acceptance or waiver of any provision of the Loan Agreement or any other Loan Document, except as specifically set forth herein.

8.03    References.

(a)    From and after the Effective Date, the Loan Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this First Amendment.

(b)    From and after the Effective Date, (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended hereby and (ii) all references in the Loan Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended hereby.

8.04    Governing Law.    THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.05    Severability.    The provisions of this First Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this First Amendment in any jurisdiction.

8.06    Counterparts.    This First Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrowers and the Agent.

8.07    Headings.    Section headings in this First Amendment are included herein for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

8.08    Binding Effect; Assignment.    This First Amendment shall be binding upon and inure to the benefit of the Borrowers, the Lenders and the Agent and their respective successors and assigns; provided, however, that the rights and obligations of the Borrowers under this First Amendment shall not be assigned or delegated without the prior written consent of the Agent.

8.09    Expenses.    The Borrowers agree to pay the Agent upon demand for all reasonable expenses, including reasonable fees of attorneys and paralegals for the Agent (who may be employees of the Agent), incurred by the Agent in connection with the preparation, negotiation and execution of this First Amendment and any document required to be furnished herewith.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MERCATOR SOFTWARE, INC., a Delaware corporation, as Parent and Borrower,

By:	/s/ KENNETH J. HALL
Title: EVP, CFO and Treasurer

MERCATOR SOFTWARE LIMITED, a company incorporated under the laws of England and Wales, as Borrower,

By:	/s/ ROY C. KING
Title:

FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent and as Lender,

By:	/s/ ANDREW T. FURLONG III
Title: Vice President